Exhibit 99.1

WINTEGRA, INC. AND ITS SUBSIDIARIES

CONSOLIDATED FINANCIAL STATEMENTS

INDEX

Page
Report of Independent Registered Public Accounting Firm	F-2
Consolidated Balance Sheets as of December 31, 2009 and September 30, 2010 (unaudited)	F-3 – F-4
Consolidated Statements of Operations for the Year ended December 31, 2009 and for the Nine Months ended September 30, 2009 (unaudited) and 2010 (unaudited)	F-5
Statements of Changes in Stockholders’ Equity for the Year December 31, 2009 and for the Nine Months ended September 30, 2010 (unaudited)	F-6
Consolidated Statements of Cash Flows for the Year ended December 31, 2009 and for the Nine Months ended September 30, 2009 (unaudited) and 2010 (unaudited)	F-7
Notes to Consolidated Financial Statements for the Year ended December 31, 2009 and for the Nine Months ended September 30, 2009 (unaudited) and 2010 (unaudited)	F-8 – F-28

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of

WINTEGRA, INC. AND SUBSIDIARIES

We have audited the accompanying consolidated balance sheets of Wintegra, Inc. (the “Company”) and its subsidiaries as of December 31, 2009 and the related consolidated statements of operations, stockholders’ equity and consolidated cash flows for the year then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Company’s internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of the Company and its subsidiaries as of December 31, 2009 and the consolidated results of their operations and their cash flows for the year then ended, in conformity with generally accepted accounting principles in the United States.

Tel-Aviv, Israel May 7, 2010	/s/ KOST FORER GABBAY & KASIERER A Member of Ernst & Young Global

WINTEGRA, INC. AND ITS SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

In thousands

	December 31, 2009	September 30, 2010
		Unaudited
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$9,597	$15,619
Short-term deposits	1,670	1,173
Trade receivables, net	5,635	8,958
Inventories	1,850	4,839
Other accounts receivable and prepaid expenses	583	1,771

Total current assets	19,335	32,360

LONG-TERM ASSETS:
Long-term prepaid expenses	55	16
Severance pay fund	616	766
Property and equipment, net	1,806	2,713
Intangible assets, net	3,224	3,434

Total long-term assets	5,701	6,929

Total assets	$25,036	$39,289

The accompanying notes are an integral part of the consolidated financial statements.

WINTEGRA, INC. AND ITS SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

In thousands, except share and per share data

	December 31, 2009	September 30, 2010
		Unaudited
LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Trade payables	$2,168	$4,102
Employees and payroll accruals	2,728	3,890
Accrued expenses and other liabilities	1,077	1,186

Total current liabilities	5,973	9,178

LONG-TERM LIABILITIES:
Accrued severance pay	682	903

STOCKHOLDERS’ EQUITY:
Stock capital –
Common stock – Authorized: 28,000,000 shares of $0.001 par value at December 31, 2009 and September 30, 2010 (unaudited); Issued and outstanding: 4,926,110 and 5,002,353 shares at December 31, 2009 and September 30, 2010 (unaudited), respectively;	5	5
Preferred stock – Authorized: 12,685,615 shares of $0.001 par value at December 31, 2009 and September 30, 2010 (unaudited); Issued and outstanding: 11,130,836 and 11,421,479 shares at December 31, 2009 and September 30, 2010 (unaudited), respectively; aggregate liquidation preference of approximately $58,870 at September 30, 2010 (unaudited)	11	11
Additional paid-in capital	54,138	57,154
Unrealized gain on hedging derivative instruments	—	180
Accumulated deficit	(35,773)	(28,142)

Total stockholders’ equity	18,381	29,208

Total liabilities and stockholders’ equity	$25,036	$39,289

The accompanying notes are an integral part of the consolidated financial statements.

WINTEGRA, INC. AND ITS SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

In thousands

	Year ended December 31, 2009	Nine months ended September 30
		2009	2010
		Unaudited
Revenues	$28,578	$20,069	$41,772
Cost of revenues	6,384	4,355	12,514

Gross profit	22,194	15,714	29,258

Operating costs and expenses:
Research and development	15,522	11,214	14,095
Selling and marketing	6,420	4,728	6,127
General and administrative	1,472	1,150	1,292
Abandonment of lease agreement	643	525	—

Total operating costs and expenses	24,057	17,617	21,514

Operating income (loss)	(1,863)	(1,903)	7,744
Financial expenses, net	(144)	(126)	(113)

Net income (loss)	$(2,007)	$(2,029)	$7,631

The accompanying notes are an integral part of the consolidated financial statements.

WINTEGRA, INC. AND ITS SUBSIDIARIES

STATEMENT OF CHANGES IN STOCKHOLDERS’ EQUITY

In thousands, except share data

	Common stock			Preferred stock			Additional paid-in capital	Unrealized gain (loss) on hedging derivative instruments	Accumulated deficit	Total comprehensive income (loss)	Total stockholders’ equity
	Shares	Amount		Shares	Amount
Balance as of January 1, 2009	4,908,703	5		11,130,836	11		51,899	11	(33,766)		18,160
Issuance of Common stock upon exercise of options and vesting of restricted stock	17,407	—	(1)	—	—		6	—	—		6
Compensation related to options granted to directors and employees	—	—		—	—		2,020	—	—		2,020
Compensation related to warrants granted to a financial institution	—	—		—	—		213	—	—		213
Realized gain on hedging derivative instruments	—	—		—	—		—	(11)	—	$(11)	(11)
Net loss	—	—		—	—		—	—	(2,007)	(2,007)	(2,007)

Total comprehensive loss										$(2,018)

Balance as of December 31, 2009	4,926,110	5		11,130,836	11		54,138	—	(35,773)		18,381
Issuance of Common stock upon exercise of options	76,243	—	(1)	—	—		168	—	—		168
Issuance of Series B and Series C Preferred stock upon exercise of warrants	—	—		290,643	—	(1)	1,200	—	—		1,200
Compensation related to options granted to directors and employees	—	—		—	—		1,541	—	—		1,541
Compensation related to warrants granted to a financial institution	—	—		—	—		107	—	—		107
Unrealized loss on hedging derivative instruments	—	—		—	—		—	180	—	$180	180
Net income	—	—		—	—		—	—	7,631	7,631	7,631

Total comprehensive income										$7,811

Balance as of September 30, 2010 (unaudited)	5,002,353	$5		11,421,479	$11		$57,154	$180	$(28,142)		$29,208

(1)	Represents an amount lower than $1.

WINTEGRA, INC. AND ITS SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

In thousands

	Year ended December 31, 2009	Nine months ended September 30,
		2009	2010
		Unaudited
Cash flows from operating activities:
Net income (loss)	$(2,007)	$(2,029)	$7,631
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	1,043	765	1,144
Write-off of leasehold improvements with respect to abandonment of lease agreement	225	161	—
Interest accrued on short-term deposits, net	2	2	—
Compensation related to options and warrants	2,233	1,739	1,648
Decrease (increase) in trade receivables	(1,230)	163	(3,323)
Increase in other accounts receivable and prepaid expenses	(126)	(575)	(46)
Decrease (increase) in inventories	(214)	183	(3,000)
Increase in trade payables	1,472	343	1,934
Increase (decrease) in employees and payroll accruals	239	(311)	1,162
Decrease in accrued expenses and other liabilities	(203)	(198)	12
Accrued severance pay, net	(35)	12	71

Net cash provided by operating activities	1,399	255	7,233

Cash flows from investing activities:
Investment in short-term deposits	(2,271)	(774)	(173)
Proceeds from maturity of short-term deposits	4,365	1,865	670
Purchase of property and equipment	(1,225)	(264)	(1,404)
Acquisition of intangible assets	(424)	(425)	(750)
Decrease in long-term prepaid expenses	46	32	39

Net cash provided by (used in) investing activities	491	434	(1,618)

Cash flows from financing activities:
Proceeds from issuance of Preferred stock upon exercise warrants	—	—	1,200
Proceeds from issuance of Common stock upon exercise of stock options	6	6	168
Deferred issuance costs	—	—	(961)

Net cash provided by financing activities	6	6	407

Increase in cash and cash equivalents	1,896	695	6,022
Cash and cash equivalents at beginning of year	7,701	7,701	9,597

Cash and cash equivalents at end of year	$9,597	$8,396	$15,619

Supplemental disclosure of non-cash investing and financing activity:
Purchase of property and equipment on credit	$95	$22	$97

Reclassification of inventory to property and equipment	$(40)	$54	$(11)

WINTEGRA, INC. AND ITS SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

In thousands, except share and per share data

NOTE 1. GENERAL

Wintegra, Inc. and its wholly-owned subsidiaries (“the Company”) are engaged in the design, development and marketing of single-chip solutions to access infrastructure equipment providers. The Company’s subsidiaries are located in Israel, the U.S., the U.K. and Canada.

The Company is a provider of highly integrated network processors optimized for mobile backhaul, 3G and 4G wireless and wireline broadband networks. The Company’s solutions integrate its proprietary processor architecture and networking software into a single semiconductor device to provide system-level intelligence to communications infrastructure original equipment manufacturers.

The Company has derived a substantial portion of its revenues from a relatively small number of customers. As to information regarding geographic markets and major customers, see Note 10. If a major customer decides to discontinue or significantly reduce purchasing products from the Company, the Company may not be able to recoup the lost revenue.

All of the Company’s semiconductor products are manufactured by third party subcontractors. While these subcontractors have been able to adequately meet the demands of the Company’s business, the Company is and will continue to be dependent upon these subcontractors to achieve acceptable manufacturing yields, quality levels and costs, and to allocate to the Company sufficient capacity to meet the Company’s needs in a timely manner. Revenues could be materially and adversely affected should any of these subcontractors fail to meet the Company’s requests for products due to a shortage of production capacity, process difficulties, low yield rates or financial instability.

NOTE 2. SIGNIFICANT ACCOUNTING POLICIES

The consolidated financial statements have been prepared in accordance with U.S. generally accepted accounting principles (“U.S. GAAP”).

(a)	Use of estimates:

The preparation of financial statements, in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from these estimates.

(b)	Financial statements in U.S. dollars:

All of the revenues of the Company are generated in U.S. dollars (“dollars”). A portion of the subsidiaries’ costs is currently paid in their local currencies; however, a substantial portion of the expenses are denominated in dollars. The Company’s management believes that the dollar is the currency of the primary economic environment in which the Company operates. Thus, the functional and reporting currency of the Company is the dollar.

Accordingly, monetary accounts maintained in currencies other than the dollar are remeasured into U.S. dollars in accordance with ASC 830 (formerly known as SFAS No. 52, “Foreign Currency Translation”). All transaction gains and losses from the remeasurement of monetary balance sheet items are reflected in the Statements of Operations as financial income or expenses as appropriate.

(c)	Unaudited interim financial information:

The consolidated balance sheet as of September 30, 2010 and the related consolidated statements of operations and cash flows for the nine months ended September 30, 2009 and 2010, and the statement of changes in stockholders’ equity for the nine months ended September 30, 2010 are unaudited. This unaudited information has been prepared by the Company on the same basis as the audited annual consolidated financial statements and, in management’s opinion, reflects all adjustments (consisting only of normal recurring accruals) necessary for a fair presentation of the financial information, in accordance with generally accepted accounting principles, for interim financial reporting for the periods presented and accordingly, they do not include all of the information and footnotes required by U.S. GAAP for audited financial statements. Results for interim periods are not necessarily indicative of the results to be expected for the entire year.

WINTEGRA, INC. AND ITS SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

In thousands, except share and per share data

NOTE 2. SIGNIFICANT ACCOUNTING POLICIES– (continued)

(d)	Principles of consolidation:

The consolidated financial statements include the accounts of Wintegra Inc. and its wholly-owned subsidiaries. Intercompany transactions and balances have been eliminated in consolidation.

(e)	Cash equivalents:

The Company considers all investments which are readily convertible into cash with maturity of three months or less, at the date of acquisition, to be cash equivalents.

(f)	Short-term deposits:

A short-term bank deposit is a deposit with a maturity of more than three months but less than one year. The deposits are substantially in U.S. dollars and bear interest at rates ranging between 1.09% and 1.5%. The short-term deposits are presented at cost, including accrued interest.

(g)	Derivative instruments:

In 2008, the Company adopted a foreign currency cash flow hedging program using foreign currency forward contracts (“derivative instrument”) in order to hedge the exposure to variability in expected future cash flows resulting from changes in related foreign currency exchange rates. These transactions are designated as cash flow hedges, as defined by ASC 815 “Derivatives and Hedging” (formerly known as SFAS No. 133 “Accounting for Derivative Instruments and Hedging Activities”).

ASC 815 requires companies to recognize all of their derivative instruments as either assets or liabilities in the statement of financial position at fair value. The Company measured the fair value of the derivative instruments in accordance with ASC 820 “Fair Value Measurements and Disclosures” (formerly known as SFAS 157, “Fair Value Measurements”) at level 2. The accounting for changes in the fair value (i.e., gains or losses) of a derivative instrument depends on whether it has been designated and qualifies as part of a hedging relationship, and further, on the type of hedging relationship.

For those derivative instruments that are designated and qualify as hedging instruments, a company must designate the hedging instrument, based upon the exposure being hedged, as a fair value hedge, a cash flow hedge or a hedge of a net investment in a foreign operation.

For derivative instruments that are designated and qualify as a cash flow hedge (i.e., hedging the exposure to variability in expected future cash flows that is attributable to a particular risk), the effective portion of the gain or loss on the derivative instrument is reported as a component of other comprehensive loss and reclassified into earnings in the same period or periods during which the hedged transaction affects earnings.

The Company’s cash flow hedging strategy is to hedge against the risk of changes in cash flows resulting from forecasted foreign currency salary payments during the year. The Company hedges portions of its forecasted expenses denominated in New Israel Shekels (“NIS”) with forward exchange contracts. These forward exchange contracts are designated as cash flow hedges, as defined by ASC 815-30 “Cash Flow Hedges”, and are all effective.

Net gains from currency forward transactions were $24, $7 and $23 during the year ended December 31, 2009 and the nine months ended September 30, 2010 (unaudited) and 2009 (unaudited), respectively.

WINTEGRA, INC. AND ITS SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

In thousands, except share and per share data

NOTE 2. SIGNIFICANT ACCOUNTING POLICIES– (continued)

(h)	Inventories:

Inventories are stated at the lower of cost or market value. Inventory reserves are provided to cover risks arising from slow-moving items or technological obsolescence and items with a market price that is lower than cost. Cost of inventories is determined as the cost of raw material and manufacturing cost. Cost of raw material is determined using the “first-in-first-out” method. The cost of work in progress and finished products are determined on the basis of raw materials and manufacturing costs, calculated on an average basis.

(i)	Property and equipment, net:

Property and equipment are stated at cost, net of accumulated depreciation. Depreciation is calculated by the straight-line method over the estimated useful lives of the assets at the following annual rates:

%
Computers, manufacturing and peripheral equipment	14 – 33 (primarily 33)
Office furniture and equipment	6 – 15 (primarily 15)
Leasehold improvements	By the shorter of the term of the lease and the life of the asset

(j)	Intangible assets, net:

Intangible assets consist mainly of intellectual property (“IP”) acquired from third parties and license rights that represent core technology that the Company has purchased. Intangible assets are amortized using the straight-line method over the estimated useful life of the core technology (generally 7 years).

(k)	Impairment of long-lived assets:

The long-lived assets of the Company are reviewed for impairment in accordance with ASC 360 (formerly known as SFAS No. 144 “Accounting for the Impairment or Disposal of Long-Lived Assets”), whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. The recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to the future undiscounted cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets. For the nine months ended September 30, 2010 (unaudited), no impairment losses were identified. For the year ended December 31, 2009 and for the nine months ended September 30, 2009 (unaudited), the Company has written off an amount of $225 and $161, respectively, of leasehold improvements in connection with the cancellation of a lease agreement (see Note 7(e)(2)).

(l)	Revenue recognition:

The Company generates revenues from selling its products to Original Equipment Manufacturers (“OEM”), Original Design Manufacturers (“ODM”) and sub systems manufacturers, which are considered to be end-users. Additionally, the Company provides certain software tools and engineering services that are sold separately from the sales of the other products.

WINTEGRA, INC. AND ITS SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

In thousands, except share and per share data

NOTE 2. SIGNIFICANT ACCOUNTING POLICIES– (continued)

Revenues from product sales are recognized in accordance with Staff Accounting Bulletin No. 104, “Revenue Recognition” when the following criteria are met: persuasive evidence of an arrangement exists, delivery has occurred and title has passed to the customer, the seller’s price to the buyer is fixed or determinable, no further obligation exists and collectibility is reasonably assured. The Company has no further obligations to its customers after delivery is made and does not grant its customers any rights of return.

Revenues from sales of software tools and maintenance, which are sold separately from the other products, are recognized in accordance with ASC 985-605 (formerly known as Statement of Position 97-2, “Software Revenue Recognition” ). The Company uses the “residual method” when Vendor Specific Objective Evidence (“VSOE”) of fair value exists for the maintenance. VSOE is based on the price charged when an element is sold separately or renewed. Under the residual method, the fair value of the undelivered elements is deferred and the remaining portion of the arrangement fee is allocated to the delivered elements and is recognized as revenue.

The Company recognizes revenues from engineering services when the services are performed.

(m)	Research and development costs:

Research and development costs are charged to the consolidated statements of operations as incurred.

(n)	Severance pay:

(1) The Israeli subsidiary has a liability for severance pay pursuant to Israeli law, based on the most recent monthly salary of its employees multiplied by the number of years of employment as of the balance sheet date for such employees. The Israeli subsidiary’s liability is partially provided by monthly deposits to severance pay funds and insurance policies.

The deposited funds include profits and losses accumulated to the balance sheet date. The deposited funds may be withdrawn only upon the fulfillment of the obligation pursuant to Israel’s Severance Pay Law or labor agreements. The value of the deposited funds is based on the cash surrendered value of these policies.

As part of employment agreements, the Company and certain of its employees agreed to the terms set forth in Section 14 of the Israeli Severance Pay Law, according to which amounts deposited in severance pay funds by the Company shall be the only severance payments released to the employee upon termination of employment, voluntarily or involuntarily. Accordingly, no additional severance pay accrual is provided in the Company’s financial statements as of December 31, 2009 in connection with the severance liability of these employees.

Severance income for the year ended December 31, 2009 amounted to approximately $37.

(2) Some of the employees are entitled to participate in defined contribution pension plans upon retirement (or earlier pension to spouse in case of death) or disability payments, in accordance with their employment agreements. To secure these obligations, the Company deposits, on an ongoing basis, 6% of the employee gross salary to relevant pension funds and charges such amounts to current operations. Sums paid to purchase insurance policies and pension funds and the related liabilities are not presented on the Company’s balance sheet, as these are not under the control of the Company.

WINTEGRA, INC. AND ITS SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

In thousands, except share and per share data

NOTE 2. SIGNIFICANT ACCOUNTING POLICIES– (continued)

The Company’s deposits under these plans amounted to $61 and $40 for the year ended December 31, 2009 and for the nine months ended September 30, 2010 (unaudited), respectively.

(o)	Accounting for stock-based compensation:

The Company accounts for equity-based compensation in accordance with ASC 718, “Stock Compensation”. ASC 718-10 requires companies to estimate the fair value of equity-based awards on the date of grant using an option-pricing model. The value of the portion of the award that is ultimately expected to vest is recognized as an expense over the requisite service periods in the Company’s consolidated statements of operations.

The Company recognizes compensation expenses for the value of its awards granted based on the straight-line method over the requisite service period of each of the awards, net of estimated forfeitures. ASC 718 requires forfeitures to be estimated at the time of grant and revised, if necessary, in subsequent periods if actual forfeitures differ from those estimates. Estimated forfeitures are based on actual historical pre-vesting forfeitures.

The following table sets forth the total stock-based compensation expense resulting from stock options included in the consolidated statements of operations:

	Year ended December 31, 2009	Nine months ended September 30,
		2009	2010
		Unaudited
Research and development	$1,169	$895	$906
Selling and marketing	476	367	375
General and administrative	375	291	260

Total stock-based compensation expense	$2,020	$1,553	$1,541

The fair value of stock-based awards is estimated using the Binomial model with the following weighted-average assumptions:

	Year ended December 31, 2009	Nine months ended September 30,
		2009	2010
Suboptimal exercise multiple	2 – 3	2 – 3	2 – 3
Interest rate	0.4% – 5.2%	0.5% – 4.0%	0.5% – 5.6%
Volatility	51% – 69%	46% – 74%	42% – 76%
Dividend yield	0%	0%	0%
Weighted average expected forfeiture rate	5%	5%	5%
Weighted-average fair value of common stock at grant date	$4.30	$5.00	$7.34
Weighted-average fair value of option at grant date	$2.42	$3.38	$4.59

The computation of expected volatility is based on realized historical stock price volatility of peer companies. The computation of the suboptimal exercise multiple and the forfeiture rate is based on the employees’ expected exercise and on prior to and post vesting termination behavior. The interest rate for the period within the contractual life of the award is based on the U.S. Treasury yield curve in effect at the time of grant.

WINTEGRA, INC. AND ITS SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

In thousands, except share and per share data

NOTE 2. SIGNIFICANT ACCOUNTING POLICIES – (continued)

As of December 31, 2009 and September 30, 2010 (unaudited), $4,000 and $2,855 of total unrecognized compensation cost related to stock options is expected to be recognized over a weighted-average period of 1.93 years.

The Company applies ASC 718 and ASC 505-50 (formerly known as EITF No. 96-18, “Accounting for Equity Instruments that are Issued to Other Than Employees for Acquiring, or in Conjunction with Selling Goods or Services” ) with respect to options and warrants issued to non-employees. ASC 718 requires the use of option valuation models to measure the fair value of the options and warrants at the measurement date as defined in ASC 505.

(p)	Concentration of credit risks:

Financial instruments that potentially subject the Company to concentrations of credit risk consist principally of cash, cash equivalents, short-term deposits and trade receivables.

The majority of cash, cash equivalents and short-term deposits of the Company are invested in U.S. dollar deposits in major U.S., U.K. and Israeli banks. Such deposits in the United States may be in excess of insured limits and are not insured in other jurisdictions. Generally, cash and cash equivalents and short-term deposits may be redeemed on demand, and therefore minimal credit risk exists with respect to these deposits and investments.

The Company’s trade receivables are mainly derived from sales to large and financially stable organizations located mainly in the United States, Europe and Asia. The Company performs ongoing credit evaluations of its customers and to date has not experienced any material losses. The Company requires no collateral from its customers. The allowance for doubtful accounts is determined with respect to specific debts where collection is doubtful. As of December 31, 2009, the Company recorded an allowance for doubtful accounts in the amount of $57.

Changes in the Company’s allowance for doubtful accounts are as follows:

Allowance for doubtful accounts
Balance as of January 1, 2009	45
Provision	57
Recoveries	(45)

Balance as of December 31, 2009	$57

The Company has no off-balance-sheet concentration of credit risk, except for certain foreign currency hedging arrangements, as discussed in Note 2(g).

(q)	Income taxes:

The Company accounts for income taxes in accordance with ASC 740 (formerly known as SFAS 109 “Accounting for Income Taxes”). ASC 740 prescribes the use of the liability method, whereby deferred tax asset and liability account balances are determined based on differences between financial reporting and tax bases of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse. The Company provides a valuation allowance, if necessary, to reduce deferred tax assets to their estimated realizable value if it is more likely than not that some portion or all of the deferred tax asset will not be realized.

WINTEGRA, INC. AND ITS SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

In thousands, except share and per share data

NOTE 2. SIGNIFICANT ACCOUNTING POLICIES – (continued)

ASC 740-10 (formerly known as FASB Interpretation No. 48, “Accounting for Uncertainty in Income Taxes” , an Interpretation of FASB Statement No. 109) contains a two-step approach to recognizing and measuring uncertain tax positions accounted for in accordance with ASC 740. The first step is to evaluate the tax position taken or expected to be taken in a tax return by determining if the weight of available evidence indicates that it is more likely than not that, based on an evaluation of the technical merits, the tax position will be sustained on audit, including resolution of any related appeals or litigation processes. The second step is to measure the tax benefit as the largest amount that is more than 50% likely to be realized upon ultimate settlement. The Company accrues interest and penalties related to unrecognized tax benefits in its financial expenses.

(r)	Fair value of financial instruments:

The carrying amounts reported in the balance sheet for cash and cash equivalents, short-term deposits, trade receivables, other accounts receivables, trade payables and other liabilities approximate their fair value due to the short-term maturities of such instruments.

Fair value is an exit price, representing the amount that would be received for selling an asset or paid to transfer a liability in an orderly transaction between market participants. As such, fair value is a market-based measurement that should be determined based on assumptions that market participants would use in pricing an asset or a liability.

(s)	Comprehensive income (loss):

ASC 220 (formerly known as SFAS 130 “Reporting Comprehensive Income”), establishes standards for reporting and displaying comprehensive net income (loss) and its components in stockholders’ equity. ASC 220 requires the components of other comprehensive income (loss), such as changes in fair value of hedging derivative instruments, to be added to the Company’s net income (loss) to arrive at comprehensive net income (loss). Other comprehensive income (loss) items have no impact on net income (loss) as presented on the Company’s consolidated statements of operations. The Company’s comprehensive income (loss) includes the net income or loss and the changes in fair value of hedging instruments.

(t)	Impact of recently issued accounting pronouncements:

In June 2009, the FASB issued what has been codified in ASC 105 “Generally Accepted Accounting Principles” (formerly known as SFAS No. 168, the FASB Accounting Standards Codification and Hierarchy of GAAP — a replacement of SFAS 162). The Financial Accounting Standards Board (FASB) Accounting Standards Codification TM (Codification) became the single source of authoritative U.S. GAAP. The Codification did not create any new GAAP standards but incorporated existing accounting and reporting standards into a new topical structure with a new referencing system to identify authoritative accounting standards, replacing the prior references to Statement of Financial Accounting Standards (SFAS), Emerging Issues Task Force (EITF) consensuses, FASB Staff Positions (FSP), etc. Authoritative standards included in the Codification are designated by their Accounting Standards Codification (ASC) topical reference, and new standards will be designated as Accounting Standards Updates (ASU), with a year and assigned sequence number. The adoption of the Codification did not have a material impact on the Company’s consolidated financial statements and notes thereto. The Company has appropriately updated its disclosures with the appropriate Codification references for the year ended December 31, 2009.

WINTEGRA, INC. AND ITS SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

In thousands, except share and per share data

NOTE 3. INVENTORIES

	December 31, 2009	September 30, 2010
		Unaudited
Raw materials (including packaging materials)	$786	$1,140
Work in progress	575	1,129
Finished products	489	2,570

	$1,850	$4,839

NOTE 4. PROPERTY AND EQUIPMENT, NET

December 31, 2009
Cost:
Computers, manufacturing and peripheral equipment	$3,818
Office furniture and equipment	361
Leasehold improvements	207

4,386

Accumulated depreciation:
Computers manufacturing and peripheral equipment	2,157
Office furniture and equipment	223
Leasehold improvements	200

2,580

Depreciated cost	$1,806

Depreciation expenses for the year ended December 31, 2009, were $389. As for liens, see Note 7(a).

NOTE 5. INTANGIBLE ASSETS, NET

Intangible assets, net, consist mainly of intellectual property (“IP”) acquired from third parties. The IP acquired consists of technologies used in the development of the Company’s products and which will eventually be incorporated into the Company’s products. See also Note 7(c).

Intangible assets consisted of the following:

December 31, 2009
Acquired IP	$5,737
Less: Accumulated amortization	2,513

$3,224

Amortization of intangible assets totaled $654 during the year ended December 31, 2009.

WINTEGRA, INC. AND ITS SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

In thousands, except share and per share data

NOTE 5. INTANGIBLE ASSETS, NET – (continued)

Future amortization expenses are estimated to be as follows:

Year ending December 31,
2010	$658
2011	658
2012	658
2013	646
2014	420
2015	184

$3,224

NOTE 6. RELATED PARTY TRANSACTIONS

In connection with the Series B Preferred stock acquisition in 2002, one of the Company’s Preferred stockholders (“the Investor”) received a right of first offer and negotiations in connection with a potential acquisition of the Company. This right terminates upon completion of an Initial Public Offering of the Company’s shares.

In April 2003, following the Series C Stock Purchase Agreement, the Company and the Investor entered into a co-marketing and license agreement and a supply agreement.

During the first quarter of 2005, the Company and the Investor entered into a development agreement that was formally signed in June 2005. According to the agreement, the Investor designed and implemented a component, which was incorporated in the Company’s product. No amounts were paid in 2009 in connection with this development agreement.

The Investor also acted as the manufacturer and sole supplier of certain components of the Company’s products. Cost of revenue includes expenses paid to or accrued for the Investor of $1,683, $929 and $6,445 for the year ended December 31, 2009 and nine month periods ended September 30, 2009 (unaudited) and 2010 (unaudited), respectively.

As of December 31, 2009 and September 30, 2010 (unaudited), the Company had outstanding payable balances to the Investor in the amount of $387 and $1,338, respectively, which were included as part of the trade payables.

NOTE 7. COMMITMENTS AND CONTINGENT LIABILITIES

(a)	Liens:

The Company has placed fixed liens on some of its computers with a book value of $165, in favor of one of its creditors.

In addition, as part of the line of credit agreement signed in March 2009 (see also Note 8(c)(6)), the Company recorded pledge and floating liens on all of its assets in favor of the lender. See also Note 12(c).

The Company has also provided a bank guarantee to its lessor in the amount of $145.

(b)	Lease commitments:

The Company leases facilities under various non-cancelable operating lease agreements, which expire on various dates, the latest of which is in 2011. Aggregate minimum rental commitments under non-cancelable operating leases (excluding abandonment of a lease agreement from August 2009) as of December 31, 2009, are as follows:

Year ending December 31,
2010	$780
2011	599

Total	$1,379

WINTEGRA, INC. AND ITS SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

In thousands, except share and per share data

NOTE 7. COMMITMENTS AND CONTINGENT LIABILITIES – (continued)

Total rent expenses for the year ended December 31, 2009 totaled $785. See also Note 7(e)(2).

The Israeli subsidiary leases motor vehicles under cancelable operating lease agreement. The Israeli subsidiary has an option to be released from this agreement, which may result in penalties in a maximum amount of $37 as of December 31, 2009.

(c)	Other commitment:

The Company is obligated to pay royalties to third parties based on agreements that allow the Company to incorporate the third parties’ technologies into the Company’s products. The royalties are calculated as percentage of revenues subject to minimum amounts per unit. The obligation to pay royalties is contingent on actual sales of the products, and in the absence of such sales no payment is required.

Royalty expenses to the third parties amounted to $126 for the year ended December 31, 2009.

(d)	Bank guarantee:

The Company provided a bank guarantee to one of its lessors in the total amount of $189.

(e)	Legal matters:

(1) From 2006 through 2009, the Company received letters from five of its customers (the “Customers”), alleging that components of Company products sold to the Customers and incorporated into Customer products, may be implicated in a certain patent litigation in which the Customers are defendants, and requesting that the Company indemnify the Customers. At this time, the Company has not agreed to indemnify any customer with regard to this litigation and all but one customer has settled the litigation without continuing to seek indemnity. The patent claim is currently stayed, pending the plaintiff’s appeal regarding the U.S. Patent Office’s rejection of the applicable claims in the subject patent. In December 2008, the Company received a cautionary notification and request for assistance from a customer, due to an infringement allegation made by a patent-holder in Europe, and to which this customer has possibly connected some of the Company’s products. The Company has denied the allegations of infringement and offered technical assistance to this customer and the customer has not been in further contact with the Company in regards to this matter.

Based on the Company’s investigation of these matters to date, management believes that the likelihood of liabilities for these claims is remote. In addition, at this stage the Company is unable to assess the amounts of the possible indemnification obligations. Thus, the Company’s results of operations do not contain any provision related to these matters.

WINTEGRA, INC. AND ITS SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

In thousands, except share and per share data

NOTE 7. COMMITMENTS AND CONTINGENT LIABILITIES – (continued)

On May 27, 2010, Atwater Partners of Texas LLC, named Wintegra, along with 24 other defendants (including several customers), in a lawsuit alleging infringement of five patents. The Company has not been served with process on this claim, nor has the Company received a request for indemnification from any of the other defendants.

Based on the Company’s investigation of this claim to date, management believes that the provision provided as of September 30, 2010 (unaudited) is sufficient and properly reflects the probable outcome of the claim.

(2) Abandonment of lease agreement — On April 1, 2007, Wintegra Ltd., a wholly-owned subsidiary of the Company located in Israel (“Wintegra Ltd.”), signed a lease agreement with a third party for new premises to be ready in May 2009 (the “Lease Agreement”). On August 18, 2009, Wintegra Ltd. sent a notice of cancellation and termination of the Lease Agreement due to breaches of contract by the landlord (the “Landlord”). In response to the cancellation of the Lease Agreement, the Landlord realized a bank guarantee provided by Wintegra Ltd. in the amount of $600 and filed a petition with the Tel Aviv Magistrate Court to prevent Wintegra Ltd. from realizing the back-to-back bank guarantee provided by the landlord in the amount of $300. On October 15, 2009, the Court ordered that Wintegra Ltd. is entitled to realize the landlord’s bank guarantee and in October 2009 Wintegra Ltd. realized the guarantee. The net loss of $300 resulting from realization of the guarantees was recorded as part of “abandonment of new lease agreement” in 2009. Also in 2009, the Company recorded an accrual for additional legal and other costs related to the Lease Agreement and a write-off of all unamortized leasehold improvements related to the Lease Agreement in a total amount of $225 in accordance with ASC 360 (formerly known as SFAS No. 144 “Accounting for the Impairment or Disposal of Long-Lived Assets”). In November 2009, the Landlord filed a claim with the Tel Aviv Magistrate Court suing Wintegra Ltd. in the amount of approximately $2,750 claiming damages for lost rent payments, diminished ability to lease the remainder of the premises and for reimbursement of investments made by the Landlord in the premises. In December 2009, Wintegra Ltd. filed its response to the claim and a counterclaim for its damages in the amount of approximately $585.

Based on the Company’s investigation of these matters to date, management believes that it has meritorious defenses to any additional claim related to the lease agreement, and that the expenses recorded during 2009 fairly represent the probable outcome of this claim.

WINTEGRA, INC. AND ITS SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

In thousands, except share and per share data

NOTE 8. STOCKHOLDERS’ EQUITY

(a)	Composition of stock capital:

	Authorized (4)	Issued	Outstanding
	December 31, 2009
	Number of shares
Shares of $0.001 par value (4) :
Common stock (1)	28,000,000	4,926,110	4,926,110
Series A Preferred stock (2)	2,525,000	2,524,996	2,524,996
Series B Preferred stock (2) (3)	3,989,019	3,850,206	3,850,206
Series C Preferred stock (2)	5,211,751	3,912,456	3,912,456
Series D Preferred stock (2)	426,512	426,512	426,512
Series E Preferred stock (2)	533,333	416,666	416,666

	40,685,615	16,056,946	16,056,946

(1)	Shares of Common stock confer upon their holders voting rights, the right to participate in stockholders’ meetings (each share confers one vote) and the right to participate in any distribution of dividends.

(2)	Shares of Series A, B, C, D and E Preferred stock confer upon their holders voting rights and the right to receive non-cumulative dividends at the rate of 8% in any distribution of dividends. In the event of a liquidation, each of Series A, B, C, D and E Preferred stock are entitled first to return of investment plus (for all Series except for Series E) interest of LIBOR+1% per annum, and thereafter to participate in a pro rata share of remaining proceeds; for each series, the liquidation preference is no longer payable in the event of a return on investment exceeding a certain multiple. Shares of Preferred stock Series A, B, C, D and E are convertible, at any time, into Common stock at a one for one basis. In addition, shares of Series B Stock receive anti-dilution protection upon conversion as a result of issuance of Series C Stock at a lower price per share. Holders of Preferred Stock have voting rights which are equal to those of the underlying Common stock. These shares will be automatically converted into shares of Common stock upon closing of an IPO.

(3)	In 2001, the Company issued shares of Series B Preferred stock at a purchase price of $5.51 per share. In 2003, the Company issued shares of Series C Preferred stock at a purchase price of $3.30 per share. According to the provisions of the Company’s Certificate of Incorporation, the Series B Preferred stock was entitled to “full ratchet” anti-dilution protection in the event of a future round of financing at a price per share less than $5.51. The full ratchet protection provides the holders of Series B stock with full price protection on their shares of Series B stock, so that when any holder of Series B stock converts those shares to Common stock, such holder would receive that number of shares of Common stock that reflect an investment at the lower price per share. The holders of the 3,850,206 shares of Series B Preferred stock are entitled to convert them into 6,432,125 shares of Common stock.

(4)	On October 29, 2008, the Company’s stockholders approved the Ninth Amended and Restated Certificate of Incorporation according to which the number of authorized shares of Common stock increased to 26,000,000, and number of authorized shares of Preferred stock increased to 12,568,948. On January 29, 2009, the Company increased the number of Authorized Common Stock to 28,000,000 shares of Common stock and the number of Authorized Preferred E shares to 533,333, in connection with the Line of Credit agreement.

WINTEGRA, INC. AND ITS SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

In thousands, except share and per share data

NOTE 8. STOCKHOLDERS’ EQUITY – (continued)

(b)	Stock option plans:

Under the Company’s 2006 Equity Incentive Plan (“the Plan”), stock options, restricted stock, restricted stock units, stock appreciation rights, performance shares, performance units, deferred stock units and dividend equivalents (“Equity Awards”) may be granted to directors, employees and consultants of the Company or its subsidiaries. Through December 31, 2009, the Company reserved for issuance 5,894,759 shares of Common stock for Equity Awards. As of December 31, 2009, an aggregate of 176,790 shares of Common stock of the Company remain available for future grant.

On February 11, 2009, the Company’s Board of Directors approved an increase of the number of options to purchase shares of Common stock, available for future grants, by 500,000. See also Note 12(a) for further increases approved subsequent to balance sheet date.

Each option granted under the Plan is exercisable until 10 years from the date of the grant of the option. The options vest primarily over four years in accordance with the following schedule: 25% shall be released 12 months after the vesting commencement date, and 1/48 of the shares shall vest each month thereafter. Any options, which are forfeited or expired, unexercised, become available for future grants. Certain options are subject to accelerated vesting upon change in control.

On November 5, 2008, the Company’s board of directors approved a stock option exchange program for all employees’ outstanding share options. Under the exchange program, the Company exchanged 1,358,894 outstanding share options previously granted with an exercise price of $6.28 and $10.00 per share, under the 2003 and 2006 Employee Stock Option Plans, for options with a new exercise price of $5.00 per share. All other terms of those options remain unchanged.

As a result of the exchange, 1,358,894 options with exercise prices of $6.28 and $10.00 per share were cancelled and a same amount of options with an exercise price of $5.00 per share was granted.

The Company accounted for the exchange of options under the provisions of ASC 718, which indicates that a modification to the terms of an award should be treated as an exchange of the original award for a new award with total compensation cost equal to the grant date fair value of the original award, plus the incremental value of the modification to the award. Under ASC 718, the calculation of the incremental value is based on the excess of the fair value of the new (modified) award based on current circumstances over the fair value of the original option measured immediately before its terms are modified based on current circumstances. That is, the original (pre-modification) option will be valued based on current assumptions, without regard to the assumptions made on the grant date and, therefore, the expected term used to measure the value of the pre-modification option is not limited to the remainder of the expected term estimated on the grant date. As a result of the modification, the Company will record an additional expense in the amount of $542 to be recognized over a period ending on July 2012.

Compensation expenses with respect of this exchange of options totaled $120 in the year ended December 31 2009.

WINTEGRA, INC. AND ITS SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

In thousands, except share and per share data

NOTE 8. STOCKHOLDERS’ EQUITY– (continued)

A summary of the Company’s stock option activity and related information is as follows:

	Amount	Weighted average exercise price	Weighted average remaining contractual life	Aggregate intrinsic value
Outstanding at January 1, 2009	3,751,280	$2.78	5.81	$8,323
Granted	617,150	$4.03
Forfeited	(59,855)	$6.50
Exercised	(16,717)	$0.29

Outstanding at December 31, 2009	4,291,858	$2.94	5.53	$7,036

Vested and expected to vest at December 31, 2009	3,861,741	$2.73	5.29	$7,018

Exercisable at December 31, 2009	3,023,521	$2.28	4.01	$6,867

The aggregate intrinsic value represents the total intrinsic value (the difference between the Company’s Common stock fair value as of December 31, 2009 and the exercise price, multiplied by the number of in-the-money options) that would have been received by the option holders had all option holders exercised their options on December 31, 2009. The total intrinsic value of options exercised during the years ended December 31, 2009, was $73.

The options outstanding under the Company’s equity incentive plan as of December 31, 2009 and as of September 30, 2010 (unaudited), respectively, have been separated into exercise prices as follows:

Exercise price	Options outstanding as of December 31, 2009	Weighted average remaining contractual life	Weighted average exercise price	Options exercisable as of December 31, 2009	Weighted average remaining contractual life	Weighted average exercise price of options exercisable
			Years		Years
$0.20	930,500	0.97	$0.20	930,500	0.97	$0.20
$0.55	623,494	3.13	$0.55	623,494	3.13	$0.55
$1.10	20,760	4.80	$1.10	20,760	4.80	$1.10
$2.20	326,751	5.05	$2.20	326,751	5.05	$2.20
$4.00	600,350	10.00	$4.00	—	—	$4.00
$5.00	1,787,503	7.34	$5.00	1,120,558	6.71	$5.00
$10.00	2,500	8.05	$10.00	1,458	8.02	$10.00

	4,291,858	5.53	$2.94	3,023,521	4.01	$2.28

WINTEGRA, INC. AND ITS SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

In thousands, except share and per share data

NOTE 8. STOCKHOLDERS’ EQUITY– (continued)

Exercise price	Options outstanding as of September 30, 2010	Weighted average remaining contractual life	Weighted average exercise price	Options exercisable as of September 30, 2010	Weighted average remaining contractual life	Weighted average exercise price of options exercisable
		Years			Years
Unaudited
$0.20	918,000	0.22	$0.20	918,000	0.22	$0.20
$0.55	588,546	2.37	$0.55	588,546	2.37	$0.55
$1.10	20,760	4.05	$1.10	20,760	4.05	$1.10
$2.20	311,843	4.31	$2.20	311,843	4.31	$2.20
$4.00	590,210	9.25	$4.00	55,880	9.25	$4.00
$5.00	1,702,961	6.59	$5.00	1,326,591	6.23	$5.00
$7.34	61,000	9.53	$7.34	10,664	9.53	$7.34
$10.00	2,500	7.31	$10.00	1,833	7.29	$10.00

	4,195,820	4.84	$2.99	3,234,117	3.69	$2.53

The fair value assigned to the Common stock in order to calculate the compensation resulting from employee options grant, was determined primarily by management and the board of directors. In determining fair value, management has considered a number of factors, including investment agreements with investors and independent valuations and appraisals.

The options granted during the 12 months prior to December 31, 2009 and subsequent to that date have been classified by exercise price as follows:

Exercise price	Grant date	Fair value of Common stock	Intrinsic value	Number of options granted
$5.00	February 8, 2009	$5.00	$—	16,800
$4.00	December 29, 2009	$4.28	$0.28	600,350
$7.34	April 8, 2010	$7.34	$—	62,500

				679,650

The fair value assigned to the Common stock in order to calculate the compensation resulting from employee option grants was determined primarily by management. In determining fair value, management has considered a number of factors, including a transaction with a third party and independent valuations.

(c)	The Company’s outstanding warrants to investors and others as of December 31, 2009, are as follows:

Issuance date	Number of warrants	Series of Preferred shares	Exercise price per share	Exercisable through
June 2002 (1) (2)	72,554	Series B	$5.51	The earlier of June 3, 2010, closing of an IPO of the Company or an M&A transaction.
December 2002 (1) (2)	36,277	Series B	$5.51	The earlier of June 3, 2010, closing of an IPO of the Company or an M&A transaction.
March 2003 (3)	910,650	Series C	$3.30	The earlier of the closing of an IPO of the Company, or an M&A transaction.
August 2004 (4)	181,812	Series C	$3.30	The earlier of June 2013, closing of an IPO, or an M&A transaction.
August 2004 (5)	181,812	Series C	$3.30	(5)
March 2009 (6)	66,667	Series E	$6.00	The earlier of March 2016, closing of an IPO of the Company or an M&A transaction.

	1,449,772

WINTEGRA, INC. AND ITS SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

In thousands, except share and per share data

NOTE 8. STOCKHOLDERS’ EQUITY– (continued)

(1)	Issued to lenders, in connection with loan agreements. The fair value of these warrants was recorded as debt issuance costs, which was amortized over the term of the loan. See note 12(b).

(2)	The holders of the warrants exercisable to Preferred B stock are entitled to the ratchet as described in (a)(3) above. These warrants are exercisable to 181,812 shares of Common stock. See note 12(b).

(3)	Issued to investors in connection with Preferred C stock investment round. See note 12(d).

(4)	Issued to lender. See note 12(b).

(5)	Issued to lender. On March 1, 2009, the Company signed an amendment to this warrant agreement, according to which the warrants are exercisable through the earliest of August 2013, or twelve months after the consummation of an exit transaction (IPO or: (a) the sale of all or substantially all of the shares of stock of the Company, property and/or assets (including by way of share swap); or (b) the merger or consolidation of the Company with or into another company following which more than 50% of the shares of stock of the Company are held by persons who, prior to the said transaction, held, in the aggregate, less than 5% of the shares of stock of the Company), provided however, that if the underwriter in an IPO, or the buying party(ies) in the liquidity event requires that all outstanding warrants of the Company (not including options issued to employees and consultants), including this warrant, be exercised and all convertible loans or debentures be converted, prior to or as part of the IPO or the liquidity event, as the case may be, then the period for exercise of the warrant shall terminate upon the consummation of the IPO or the liquidity event. See note 12(d).

(6)	On March 1, 2009, the Company signed a line of credit agreement in the amount of $5,000 with one of its lenders, to be drawn upon by December 31, 2009, with amounts drawn down available for 3 years (“the Line of Credit”). In connection with the Line of Credit, the Company has also issued 66,667 warrants to purchase Series E Preferred Shares with an exercise price of $6.00 per share, exercisable for 7 years. In addition, the Company extended the exercise period of 181,812 warrants to purchase Series C Preferred Shares previously granted to the Bank, until August 2013 (see (5) above). In December 2009, the Company and the lender signed an amendment to the Line of Credit, according to which, the withdrawal period was extended until December 31, 2010. Through the termination of the Line of Credit by the Company in April 2010, the Company did not withdraw any amounts from the Line of Credit. See Note 12(c). The fair value of these warrants are recorded as debt issuance costs, which was amortized over the term of the Line of Credit in financial income (expenses), net in the consolidated statements of operations. See note 12(d).

WINTEGRA, INC. AND ITS SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

In thousands, except share and per share data

NOTE 9. TAXES ON INCOME

(a)	Pre-tax loss is comprised as follows:

Year ended December 31, 2009
Domestic	$445
Foreign	(2,452)

$(2,007)

(b)	A reconciliation of the theoretical tax expenses, assuming all income is taxed at the statutory tax rate applicable to the income of the Company and the actual tax expenses, is as follows:

Year ended December 31, 2009
Loss before taxes on income	$(2,007)

Theoretical tax benefit at U.S. statutory tax rate (34%)	$(682)
Tax adjustment in respect of foreign subsidiaries’ different tax rates	197
Deferred taxes on losses, reserves and allowances for which valuation allowance was provided	169
Utilization of operating carryforward tax losses	(280)
Stock-based compensation	589
Non-deductible expenses	20
Other	(13)

Actual tax expense	$—

(c)	Net operating losses carryforward:

As of December 31, 2009, the Company had a U.S. net operating loss and research and development tax credit carryforwards for income tax purposes of approximately $550 and $800, respectively, both of which expire between 2020 and 2025. Those losses are subject to the provision

WINTEGRA, INC. AND ITS SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

In thousands, except share and per share data

NOTE 9. TAXES ON INCOME– (continued)

of the Tax Return Act of 1986, which limits the use of net operating loss and tax credit carryforwards in certain situations where changes occur in the stock ownership of a company.

The Israeli subsidiary has accumulated losses for tax purposes as of December 31, 2009, in the amount of approximately $8,800, which may be carried forward and offset against taxable income in the future for an indefinite period.

(d)	Deferred income taxes:

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the Company’s deferred income tax are as follows:

December 31, 2009
Net operating loss carryforward	$2,312
Research and development tax credit carryforward	270
Reserves and allowances	4,136
Valuation allowance	(6,718)

$—

Management currently believes that since the Company has a history of losses, it is more likely than not that the deferred tax assets regarding the loss carryforward and other temporary differences will not be realized in the foreseeable future.

(e)	Tax benefits under Israel’s Law for the Encouragement of Capital Investments, 1959 (“the Investment Law”):

Certain production facilities of Wintegra Ltd. have been granted “Approved Enterprise” status under the Investment Law.

In accordance with the Investment Law, Wintegra Ltd. has elected the “Alternative tax benefits”. On April 1, 2005, an amendment to the Investment Law came into effect (the “Amendment”) and has significantly changed the provisions of the Investment Law. The Amendment limits the scope of enterprises which may be approved by the Investment Center by setting criteria for the approval of a facility as a “Beneficiary Enterprise” (rather than the previous terminology of “Approved Enterprise”), such as by requiring that at least 25% of the “Beneficiary Enterprise’s” income will be derived from export. Additionally, the Amendment enacted major changes in the manner in which tax benefits are awarded under the Investment Law so that companies no longer require Investment Center approval in order to qualify for tax benefits. However, the Investment Law provides that terms and benefits included in any certificate of approval already granted will remain subject to the provisions of the Investment Law as they were on the date of such approval. Therefore, Wintegra Ltd.’s existing Approved Enterprise will generally not be subject to the provisions of the Amendment.

As a result of the Amendment, tax-exempt income generated under the provisions of the amended Investment Law, will subject the Company to taxes upon distribution or complete liquidation.

Accordingly, Wintegra Ltd.’s income attributed to its Approved Enterprise and Beneficiary Enterprise programs is tax exempt for a period of two years and is subject to a reduced corporate tax rate of 10% – 25% for an additional period of five to eight years, depending on the percentage of foreign investment in the Company.

WINTEGRA, INC. AND ITS SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

In thousands, except share and per share data

NOTE 9. TAXES ON INCOME– (continued)

The duration of tax benefits for the program is subject to limitations of the earlier of 12 years from commencement of investment, or 14 years from receipt of approval as an “Approved Enterprise” under the Investment Law (except for the tax-exempt period of two years which is unlimited).

The entitlement to the above benefits is conditional upon Wintegra Ltd. fulfilling the conditions stipulated by the Investment Law, regulations published thereunder and the certificates of approval for the specific investments in Approved Enterprises.

Should Wintegra Ltd. fail to meet such requirements in the future, income attributable to its Approved Enterprise or Beneficiary Enterprise programs could be subject to the statutory Israeli corporate tax rate (see Note 9(g)), and Wintegra Ltd. could be required to refund the tax benefits already received with respect to such program, in whole or in part, including interest.

In the event of distribution of a dividend from the above mentioned tax-exempt income, the amount distributed will be subject to corporate tax at the rate ordinarily applicable to the Approved Enterprise’s and Privileged Enterprise’s income.

The Company currently has no plans to distribute dividends and intends to retain future earnings to finance the development of its business.

As of December 31, 2009, the Company did not generate any taxable income under the provisions of the Investment Law and the Amendment.

(f) The Company and its subsidiaries file income tax returns in the United States, Israel and various foreign jurisdictions. Effective January 1, 2007, the Company adopted the provisions of ASC 740-10 (formerly known as FASB Interpretation No. 48, “Accounting for Uncertainty in Income Taxes and Interpretation of FASB No. 109”). The adoption of the guidance did not result in an adjustment to the accumulated deficit. As of December 31, 2008 and 2009, the Company had no unrecognized tax benefits.

The Company and its subsidiaries are routinely examined by various taxing authorities.

The Company’s tax years 2006 through 2008 remain subject to examination by the IRS for U.S. federal tax purposes, and for the Israeli subsidiary of the Company, years 2006 through 2008 remain subject to examination by the Israeli Tax Authorities. There are tax years which remain subject to examination in various other jurisdictions that are not material to the Company’s consolidated financial statements.

(g) Israeli tax rates:

Taxable income of Israeli companies is subject to tax at the rate of 26% in 2009, 25% in 2010, 24% in 2011, 23% in 2012, 22% in 2013, 21% in 2014, 20% in 2015, 18% in 2016 and thereafter.

(h) Income taxes for the nine month period ended September 30, 2010 (unaudited):

The Company has not recorded any tax expenses during the nine month period ended September 30, 2010 as the Company’s tax status has not changed.

WINTEGRA, INC. AND ITS SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

In thousands, except share and per share data

NOTE 10. SEGMENTS AND MAJOR CUSTOMERS INFORMATION

The Company applies ASC 280 (formerly known as SFAS No. 131 “Disclosures About Segments of an Enterprise and Related Information “). The Company is a provider of highly integrated network processors optimized for mobile backhaul, 3G and 4G base stations and RNCs and wireline broadband (see Note 1 for a brief description of the Company’s business) which the Company considers as three market groups. Since these three market groups have similar economic characteristics which meet the aggregation criteria required by ASC 280, the Company’s chief operating decision maker only reviews one reportable operating segment that results from the aggregation of three operating segments.

The following table presents revenues based on the customer’s location:

	Year ended December 31, 2009	Nine months ended September 30,
		2009	2010
		Unaudited
United States	$6,507	$4,730	$10,691
Israel	2,216	1,835	4,647
Finland	5,475	3,628	5,257
Canada	4,285	2,405	8,136
China	3,117	2,406	2,528
Others	6,978	5,065	10,513

	$28,578	$20,069	$41,772

The following presents total long-lived assets as of December 31, 2008 and 2009 and September 30, 2010 (unaudited):

	December 31, 2009	September 30, 2010
		Unaudited
Long-lived assets:
Israel	$1,783	$2,698
United States	21	14
Other	2	1

	$1,806	$2,713

The following is a summary of revenues from the Company’s major customers expressed as a percent of revenues:

	Year ended December 31, 2009	Nine months ended September 30,
		2009	2010
		Unaudited
Alcatel – Lucent	24%	22%	27%
Tellabs	23%	21%	13%
Ericsson	10%	11%	10%
Cisco	(1)	(1)	15%

(1)	Less than 10%.

WINTEGRA, INC. AND ITS SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

In thousands, except share and per share data

NOTE 11. FINANCIAL EXPENSES, NET

Year ended December 31, 2009
Financial income:
Interest and other	$144
Foreign currency transaction differences	72
Financial expenses:
Interest and other	(116)
Foreign currency transaction differences	(31)
Compensation related to warrants granted to a financial institution	(213)

$(144)

NOTE 12. EVENTS SUBSEQUENT TO DECEMBER 31, 2009

(a) On February 10, 2010, the Company’s Board of Directors approved an increase of the number of options to purchase shares of Common stock, available for future grants, by 500,000.

(b) On April 19, 2010, warrants to purchase 108,831 Series B preferred shares and warrants to purchase 181,812 Series C preferred stock were exercised in consideration of $1,200.

(c) In April 2010, the Company terminated the Line of Credit pursuant to the agreement with one of its lenders (see also Note 8(c)(6)). As a result, the lender removed the liens on all of the Company’s assets.

(d) On October 21, 2010, the Company signed an Agreement and Plan of Merger with PMC-Sierra, Inc. for a total consideration of $240,000. Additional consideration in the amount of up to $60,000 is expected based on target revenues for 2011. On November 18, 2010, the Company completed the sale of all of its outstanding shares of common and preferred stock, all warrants to purchase preferred stock and all vested options to purchase common stock. Also as part of the Agreement, all the unvested options to purchase common stock were substituted with options to purchase common stock of PMC-Sierra, Inc.